EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-4
(Form Type)

READY CAPITAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1 — Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee(2)

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(c) 457(f)(1)	69,788,619	(3)	N/A	$668,586,578	(4)	0.00011020	$73,678.24

(1)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act.

(2)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.

(3)	Represents the estimated maximum number of shares of common stock, par value $0.0001 per share (“Ready Capital Common Stock”), of Ready Capital Corporation (“Ready Capital”) to be issuable upon the completion of the transactions described herein. The aggregate number of shares of Ready Capital Common Stock being registered is based on an exchange ratio of 0.47233 shares of Ready Capital Common Stock for each share of common stock, par value $0.001 per share (“Broadmark Common Stock”), of Broadmark Realty Capital Inc. (“Broadmark”) and (a) 131,750,308 shares of Broadmark Common Stock outstanding as of March 21, 2023, (b) 399,440 shares of Broadmark Common Stock underlying certain restricted stock units (the “Broadmark RSUs”) and (c) 15,604,192 shares of Broadmark Common Stock issuable upon the exercise of certain warrants (the “Broadmark Warrants”) to purchase shares of Broadmark Common Stock.

(4)	Pursuant to Rules 457(c) and 457(f)(1) and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is based on the product of (i) $4.525 per share (the average of the high and low prices of Broadmark Common Stock as reported on the New York Stock Exchange on March 21, 2023) multiplied by (ii) 147,753,940 shares of Broadmark Common Stock, consisting of the 131,750,308 shares of Broadmark Common Stock outstanding as of March 21, 2023, the 399,440 shares of Broadmark Common Stock underlying the Broadmark RSUs and the 15,604,192 shares of Broadmark Common Stock issuable upon the exercise of the Broadmark Warrants.